Exhibit 10.1

EXECUTION VERSION

[For the Revolving Loan Facility - Published CUSIP Number:             ]

[For the Term Loan Facility - Published CUSIP Number:             ]

CREDIT AGREEMENT

Dated as of July 2, 2004

among

GEORGIA-PACIFIC CORPORTION,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and

L/C Issuer,

THE OTHER L/C ISSUERS PARTY HERETO

and

THE OTHER LENDERS PARTY HERETO

CITIBANK, N.A.

and

JPMORGAN CHASE BANK,

as Co-Syndication Agents

BANC OF AMERICA SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.,

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Book Managers

GOLDMAN SACHS CREDIT PARTNERS L.P.,

BNP PARIBAS,

and

UBS LOAN FINANCE LLC,

as Co-Documentation Agents

ii

iii

SCHEDULES

1.01	Mandatory Cost Formulae
2.01(A)	Term Loan Commitments and Applicable Term Loan Percentages
2.01(B)	Revolving Loan Commitments and Applicable Revolving Loan Percentages
2.03	Existing Letters of Credit
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.09	Environmental Matters
5.10	Labor Matters
5.13	Subsidiaries
7.01	Existing Liens
10.02	Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS
Form of

A	Facility Loan Notice
B	Swing Line Loan Notice
C	Revolving Loan Note
D	Term Loan Note
E	Swing Line Loan Note
F	Compliance Certificate
G	Assignment and Assumption
H	Subsidiary Guaranty
I	Legal Opinion

*	[With the exception of Schedule 1.01, which is included herewith, the exhibits and schedules to this Credit Agreement are omitted from this filing pursuant to Regulation S-K, Item 601(b)(2). The registrant agrees to furnish supplementally a copy of such exhibits and schedules to the Securities and Exchange Commission upon request.]

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is dated and entered into as of July 2, 2004 among GEORGIA-PACIFIC CORPORATION, a Georgia corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent and Swing Line Lender.

The Borrower has requested that the Revolving Loan Lenders and the L/C Issuers provide a revolving multicurrency credit facility and the Term Loan Lenders provide a term credit facility, and the Lenders and the L/C Issuers are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accession Agreement” means an Accession Agreement to Subsidiary Guaranty in the form attached to the Subsidiary Guaranty as Annex 1.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower, the L/C Issuers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the specified Person.

“Aggregate Commitments” means, collectively, the Aggregate Revolving Loan Commitments and the Aggregate Term Loan Commitments.

“Aggregate Revolving Loan Commitments” means the Revolving Loan Commitments of all the Revolving Loan Lenders.

“Aggregate Term Loan Commitments” means the Term Loan Commitments of all the Term Loan Lenders.

“Agreement” means this Credit Agreement.

“Alternative Currency” means each of Euro, Sterling, Yen and each other currency (other than Dollars) that is approved in accordance with Section 1.05.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving Loan Commitments and $500,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Loan Commitments.

“Applicable Revolving Loan Percentage” means with respect to any Revolving Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Loan Commitments represented by such Lender’s Revolving Loan Commitment at such time. If the commitment of each Revolving Loan Lender to make Revolving Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or, if the Aggregate Revolving Loan Commitments have expired, then the Applicable Revolving Loan Percentage of each Revolving Loan Lender shall be determined based on the Applicable Revolving Loan Percentage of such Revolving Loan Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Revolving Loan Percentage of each Revolving Loan Lender is set forth opposite the name of such Revolving Loan Lender on Schedule 2.01(B) or in the Assignment and Assumption pursuant to which such Revolving Loan Lender becomes a party hereto, as applicable.

“Applicable Rate” means:

(a) with respect to Eurocurrency Rate Term Loans, from time to time, the following percentage per annum, based upon the Pricing Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Pricing Leverage Ratio	Applicable Rate for Eurocurrency Rate Term Loans
Pricing Level 1	Less than or equal to 2.25:1.0	0.750%
Pricing Level 2	Less than or equal to 3.25:1.0 but greater than 2.25:1.0	1.000%
Pricing Level 3	Less than or equal to 4.00:1.0 but greater than 3.25:1.0	1.375%
Pricing Level 4	Greater than 4.00:1.0	1.875%

(b) with respect to Eurocurrency Rate Revolving Loans, from time to time, the following percentage per annum, based upon the Pricing Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Pricing Leverage Ratio	Applicable Rate for Eurocurrency Rate Revolving Loans
Pricing Level 1	Less than or equal to 2.25:1.0	0.550%
Pricing Level 2	Less than or equal to 3.25:1.0 but greater than 2.25:1.0	0.750%
Pricing Level 3	Less than or equal to 4.00:1.0 but greater than 3.25:1.0	1.075%
Pricing Level 4	Greater than 4.00:1.0	1.475%

(c) with respect to Base Rate Term Loans, from time to time, the following percentage per annum, based upon the Pricing Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Pricing Leverage Ratio	Applicable Rate for Base Rate Term Loans
Pricing Level 1	Less than or equal to 2.25:1.0	0%
Pricing Level 2	Less than or equal to 3.25:1.0 but greater than 2.25:1.0	0%
Pricing Level 3	Less than or equal to 4.00:1.0 but greater than 3.25:1.0	0.375%
Pricing Level 4	Greater than 4.00:1.0	0.875%

(d) with respect to Base Rate Revolving Loans, from time to time, the following percentage per annum, based upon the Pricing Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Pricing Leverage Ratio	Applicable Rate for Base Rate Revolving Loans
Pricing Level 1	Less than or equal to 2.25:1.0	0%
Pricing Level 2	Less than or equal to 3.25:1.0 but greater than 2.25:1.0	0%
Pricing Level 3	Less than or equal to 4.00:1.0 but greater than 3.25:1.0	0.075%
Pricing Level 4	Greater than 4.00:1.0	0.475%

With respect to each of clauses (a), (b), (c) and (d) above in this definition of “Applicable Rate”, any increase or decrease in the Applicable Rate resulting from a change in the Pricing Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Pricing Level that is one level lower than the Pricing Level currently in effect (i.e., if Pricing Level 2 is currently in effect, then the Pricing Level that is one level lower than such Pricing Level 2 shall be Pricing Level 3) shall apply (the “Applied Applicable Rate Pricing Level”) as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered; provided, further, however, if such Compliance Certificate is subsequently delivered for the applicable fiscal quarter and such Compliance Certificate shows either (A) a decrease in the Applicable Rate resulting from a change in the Pricing Leverage Ratio, which thereby results in a Pricing Level higher than the current Applied Applicable Rate Pricing Level (i.e., if such Applied Applicable Rate Pricing Level is Pricing Level 3, a higher Pricing Level would be Pricing Level 1 or 2, as the case may be) or (B) an increase in the Applicable Rate resulting from a change in the Pricing Leverage Ratio, which thereby results in a Pricing Level lower than the current Applied Applicable Rate Pricing Level (i.e., if such Applied Applicable Rate Pricing Level is Pricing Level 2, then a lower Pricing Level would be Pricing Level 3 or 4, as the case may be), then the Applicable Rate corresponding to the Pricing Level indicated by such Compliance Certificate shall become effective and apply as of the first Business Day after the delivery of such Compliance Certificate. With respect to each of clauses (a), (b), (c) and (d) above in this definition of “Applicable Rate”, the Applicable Rate in effect from the Closing Date through the day immediately preceding the Business Day on which the Applicable Rate is to become effective with respect to the Compliance Certificate that is required to be delivered pursuant to Section 6.02(a) for the Borrower’s fiscal quarter ending July 3, 2004 shall be determined based upon Pricing Level 3, respectively.

“Applicable Term Loan Percentage” means, with respect to any Term Loan Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Term Loan Commitments represented by such Lender’s Term Loan Commitment. The Applicable Term Loan Percentage of each Term Loan Lender is set forth opposite the name of such Term Loan Lender on Schedule 2.01(A) or, in the event such Term Loan Lender becomes a party hereto prior to the making of Term Loans pursuant to Section 2.01(a), in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, (a) Banc of America Securities, (b) Citigroup Capital Markets Inc. and its successors, and (c) J.P. Morgan Securities Inc. and its successors; each of the foregoing in its capacity as joint lead arranger and joint book manager; and individually, an “Arranger”.

“Asbestos Amounts” means, for any period, with respect to all asbestos-related liabilities and/or related defense costs of the Borrower and/or any of its Subsidiaries, an amount equal to the aggregate cash payments made by the Borrower or any of its Subsidiaries for such period relating to or to satisfy such liabilities and/or related defense costs, less any insurance or other proceeds received in cash by the Borrower or any of its Subsidiaries from any Person or entity other than the Borrower or any of its Affiliates for such period as reimbursement or indemnification with respect to such liabilities and/or costs.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended January 3, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Loan Commitments pursuant to Section 2.06(a), and (c) the date of termination of the commitment of each Revolving Loan Lender to make Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Banc of America Securities” means Banc of America Securities LLC and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Base Rate Term Loan” means a Term Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Board of Directors” means: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof; (b)with respect to a partnership, the board of directors of the general partner of the partnership; and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” shall have the meaning specified in Section 6.02.

“Borrowing” means a Term Loan Borrowing, a Revolving Loan Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding any debt securities convertible into such entity.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33 1/3% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 33 1/3% or more of the combined voting power of such securities.

“Class” means, with respect to Lenders, the following two classes of Lenders: (a) Lenders having Revolving Loan Exposure; and (b) Lenders having Term Loan Exposure.

“Closing Date” means July2, 2004.

“CoBank Lender” means CoBank, ACB, and its successors and assigns, as a Lender hereunder.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, such Lender’s Revolving Loan Commitment or Term Loan Commitment, or both of them, as the case may be.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Consolidated Adjusted Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) the Consolidated Net Income (or loss) for such period, plus (b) without duplication of clause (a) above, other losses (or income) (whether combined or separated in the relevant financial statement) and extraordinary items (determined in accordance with GAAP) for such period, plus or minus (as determined in accordance with the last sentence in this definition) (c) the amount of the cumulative effect of accounting changes of the Borrower for such period, net of taxes, in each case as such amounts would be shown on the consolidated financial statements of the Borrower for such period prepared in accordance with GAAP. For purposes of calculating Consolidated Adjusted Net Income, if the cumulative effect of accounting changes is a positive number, then such amount shall be subtracted in the calculation thereof, and if such amount is a negative number, then the absolute value of such amount will be added in the calculation thereof.

“Consolidated Adjusted Net Worth” means, as of any date of determination, the sum of (a) the Consolidated Net Worth at such date and (b) any Consolidated Goodwill Amount at such date.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Adjusted Net Income for such period plus (a) the sum of the following to the extent deducted in calculating such Consolidated Adjusted Net Income: (i) Consolidated Interest Charges for such period, (ii) all income taxes for such period, and (iii) all amounts treated as expenses for depreciation, amortization and accretion; in each case with respect to clauses (i), (ii) and (iii) above as such amounts would be shown on the consolidated financial statements of the Borrower for such period prepared in accordance with GAAP, plus or minus (as determined in accordance with the last sentence in this definition of “Consolidated EBITDA”) (b) any Asbestos Amounts for such period. For purposes of calculating “Consolidated EBITDA”, if the Asbestos Amounts is a positive number, then such amount shall be subtracted in the calculation thereof, and if the Asbestos Amounts is a negative number, then the absolute value of such amount shall be added in the calculation thereof.

“Consolidated Funded Debt” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the aggregate amount of all secured borrowings and short-term indebtedness, (b) the aggregate amount of all current portions of long-term indebtedness, and (c) the aggregate amount of all long-term indebtedness, in each case as such amounts would be shown on the consolidated financial statements of the Borrower as of such time prepared in accordance with GAAP.

“Consolidated Goodwill Amount” means, as of the date of determination, for the Borrower and its Subsidiaries on a consolidated basis, if Consolidated Net Worth as of the end of any fiscal quarter of the Borrower starting with the fiscal quarter of the Borrower commencing January 4, 2004 (the “Determination Date”) has been reduced as a result of (a) any write-offs of goodwill attributable to any assets since the Determination Date or (b) any loss in the value of an asset attributable to goodwill that is incurred in connection with the sale or disposition of such asset since the Determination Date, an amount (but not to exceed $2 billion in the aggregate over the term of this Agreement) equal to the cumulative sum since the Determination Date of (without duplication) (1) the aggregate amount of all write-offs of goodwill attributable to assets of the Borrower and its Subsidiaries since the Determination Date and (2) the aggregate amount of that portion of the loss of the value of assets sold or disposed of in connection with asset sales by the Borrower and its Subsidiaries that constitutes goodwill since the Determination Date.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all amounts treated as expenses for interest, net of any interest income, as such amounts would be shown on the consolidated financial statements of the Borrower for such period prepared in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Measurement Period ending on such date to (b) Consolidated Interest Charges for the Measurement Period ending on such date.

“Consolidated Leverage Ratio” means, as of any date of determination, a quotient, expressed as a percentage, the numerator of which shall be Consolidated Funded Debt as of such date and the denominator of which shall be the Consolidated Total Capital as of such date.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for such period as such amount would be shown on the consolidated financial statements of the Borrower for such period prepared in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the total Shareholders’ Equity at such date plus or minus (as determined in accordance with the last sentence in this definition of “Consolidated Net Worth”) the amount of accumulated other comprehensive income as of such date, in each case as such amounts would be shown on the consolidated financial statements of the Borrower as of such time prepared in accordance with GAAP. For purposes of calculating “Consolidated Net Worth”, if the amount of accumulated other comprehensive income is a positive number, then such amount shall be subtracted in the calculation thereof, and if such amount is a negative number, then the absolute value of such amount shall be added in the calculation thereof.

“Consolidated Total Capital” means, as of any date of determination, the sum of (a) Consolidated Funded Debt at such date and (b) Consolidated Adjusted Net Worth at such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, contract, indenture, mortgage, deed of trust or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Term Loans, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Term Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Term Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurocurrency Rate Term Loan plus 2% per annum; (b) when used with respect to Revolving Loans, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Revolving Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Revolving Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and, in the case of any Eurocurrency Rate Revolving Loan, Mandatory Cost) otherwise applicable to such Eurocurrency Rate Revolving Loan plus 2% per annum; (c) when used with respect to Obligations (other than Term Loans, Revolving Loans and Letter of Credit Fees), an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Term Loans plus (iii) 2% per annum; and (d) when used with respect to Letter of Credit Fees, a rate equal to the Letter of Credit Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, Term Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Determination Date” has the meaning specified in the definition of “Consolidated Goodwill Amount”.

“Dispose” or “Disposition” either (a) contribute, convey, transfer, lease, sell or otherwise dispose of any property or asset; or (b) make any dividend payment or distribution payable in any assets.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of all or a portion of a Revolving Loan Commitment or Revolving Loans, or both, as the case may be, (A) the L/C Issuers and (B) the Swing Line Lender, and (iii) in the case of any assignment of all or a portion of a Revolving Loan Commitment or Revolving Loans, or both, as the case may be, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan:

(a) the applicable Screen Rate for such Interest Period; or

(b) if the applicable Screen Rate shall not be available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurocurrency Rate Revolving Loan” means a Revolving Loan that is a Eurocurrency Rate Loan.

“Eurocurrency Rate Term Loan” means a Term Loan that is a Eurocurrency Rate Loan.

“Eurocurrency Rate Loan” means (a) a Revolving Loan that bears interest at a rate based on the Eurocurrency Rate or (b) a Term Loan that bears interest at a rate based on the Eurocurrency Rate, as the case may be. Eurocurrency Rate Loans that are Revolving Loans may be denominated in Dollars or in an Alternative Currency. All Revolving Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans. Eurocurrency Rate Loans that are Term Loans must be denominated in Dollars.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreement” means the Credit Agreement (Multi-Year Revolving Credit Facility), dated as of November 3, 2000, as amended, among the Borrower, the financial institutions party thereto, and Bank of America, as administrative agent, swing line lender and issuing bank.

“Existing Letters of Credit” means the letters of credit described in Schedule 2.03.

“Facility Fee Rate” means, from time to time, the following percentage per annum, based upon the Pricing Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Pricing Leverage Ratio	Facility Fee Rate
Pricing Level 1	Less than or equal to 2.25:1.0	0.200%
Pricing Level 2	Less than or equal to 3.25:1.0 but greater than 2.25:1.0	0.250%
Pricing Level 3	Less than or equal to 4.00:1.0 but greater than 3.25:1.0	0.300%
Pricing Level 4	Greater than 4.00:1.0	0.400%

Any increase or decrease in the Facility Fee Rate resulting from a change in the Pricing Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Pricing Level that is one level lower than the Pricing Level currently in effect (i.e., if Pricing

Level 2 is currently in effect, then the Pricing Level that is one level lower than such Pricing Level 2 shall be Pricing Level 3) shall apply (the “Applied Facility Fee Rate Pricing Level”) as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered; provided, further, however, if such Compliance Certificate is subsequently delivered for the applicable fiscal quarter and such Compliance Certificate shows either (A) a decrease in the Facility Fee Rate resulting from a change in the Pricing Leverage Ratio, which thereby results in a Pricing Level higher than the current Applied Facility Fee Rate Pricing Level (i.e., if such Applied Facility Fee Rate Pricing Level is Pricing Level 3, a higher Pricing Level would be Pricing Level 1 or 2, as the case may be) or (B) an increase in the Facility Fee Rate resulting from a change in the Pricing Leverage Ratio, which thereby results in a Pricing Level lower than the current Applied Facility Fee Rate Pricing Level (i.e., if such Applied Facility Fee Rate Pricing Level is Pricing Level 2, then a lower Pricing Level would Pricing Level 3 or 4, as the case may be), then the Facility Fee Rate corresponding to the Pricing Level indicated by such Compliance Certificate shall become effective and apply as of the first Business Day after the delivery of such Compliance Certificate. The Facility Fee Rate in effect from the Closing Date through the day immediately preceding the Business Day on which the Facility Fee Rate is to become effective with respect to the Compliance Certificate that is required to be delivered pursuant to Section 6.02(a) for the Borrower’s fiscal quarter ending July 3, 2004 shall be determined based upon Pricing Level 3.

“Facility Loan Notice” means a notice of (a) a Revolving Loan Borrowing, (b) a Term Loan Borrowing, (c) a conversion of Revolving Loans from one Type to the other, (d) a conversion of Term Loans from one Type to the other, (e) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Facility Pro Rata Share” means:

(a) with respect to all payments, computations and other matters relating to the Term Loans of any Term Loan Lender, the percentage (carried out to the ninth decimal place) obtained by dividing (a) the Outstanding Amount of such Term Loan Lender’s Term Loans at such time by (b) the Outstanding Amount of all Term Loans of all Term Loan Lenders at such time;

(b) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Revolving Loan Lender or any Letters of Credit issued or participations therein purchased by any Revolving Loan Lender or any participations in any Swing Line Loans purchased by any Revolving Loan Lender, the Applicable Revolving Loan Percentage; and

(c) with respect to all other matters as to a particular Lender (including the obligations arising under Section 10.04(c), the percentage (carried out to the ninth decimal place) obtained by dividing (x) the sum of the Term Loan Exposure of such Lender plus the Revolving Loan Exposure of such Lender by (y) the sum of the Term Loan Exposure of all Lenders plus the Revolving Loan Exposure of all Lenders.

“Farm Credit Participant” has the meaning specified in Section 10.06(j).

“Farm Credit Person” means each of the following: (a) AgFirst Farm Credit Bank and its successors; (b) Greenstone Farm Credit Services, FLCA, and its successors; (c) Farm Credit Bank of Texas and its successors; (d) Farm Credit Services of America, PCA, and its successors; (d) Capital Farm Credit, FLCA, and its successors; (f) Northwest Farm Credit Services, FLCA, and its successors; (g) American AgCredit, FLCA, and its successors; (h) Farm Credit Services of Minnesota Valley, FLCA dba FCS Commercial Finance Group and its successors; and (i) First Farm Credit Services, FLCA, and its successors.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York for such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated May 21, 2004, among the Borrower, Bank of America and Banc of America Securities.

“Foreign Lender” means (a) with respect to Lenders, a Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes and (b) with respect to L/C Issuers, an L/C Issuer that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fort James Corp.” has the meaning specified in Section 4.01(a)(ii).

“Fort James Operating” has the meaning specified in Section 4.01(a)(ii).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, with respect to any specified Person at any particular time, any indebtedness of such Person, whether or not contingent and without duplication:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures, loan agreements or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c) in respect of bankers’ acceptances;

(d) representing Capital Lease Obligations;

(e) representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors;

(f) representing any Swap Obligations; or

(g) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or creditor under such agreement in the event of default are limited to repossession or sale of such property), if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset or property of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

Notwithstanding the foregoing, “Indebtedness” shall not include (i) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future or (ii) deferred taxes.

The amount of any Indebtedness representing Swap Obligations under a Swap Contract as of any date shall be the aggregate Swap Termination Value of such Swap Contract, if and to the extent such Swap Obligations would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Facility Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor the applicable L/C Issuer and relating to any such Letter of Credit.

“Issuer Fee Letters” means (i) as to Bank of America, the Fee Letter relating to the fronting fee payable to Bank of America pursuant to Section 2.03(j), and (ii) as to any other L/C Issuer, any letter agreement or other document, agreement or instrument setting forth the agreement between the Borrower and such L/C Issuer relating to the fronting fee payable to such L/C Issuer pursuant to Section 2.03(j).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Loan Lender, such Revolving Loan Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Loan Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, individually, any one of the following, as the case may be: (a) Bank of America; or (b) any other Person that becomes an issuer of one or more Letters of Credit in accordance with Section 2.03(m); each of the foregoing Persons in its capacity as issuer of Letters of Credit hereunder or any successor thereof as issuer of Letters of Credit hereunder (and all of them collectively referred to as the “L/C Issuers”).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Rate” means the following percentage per annum, based upon the Pricing Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Pricing Leverage Ratio	Letter of Credit Rate
Pricing Level 1	Less than or equal to 2.25:1.0	0.550%
Pricing Level 2	Less than or equal to 3.25:1.0 but greater than 2.25:1.0	0.750%
Pricing Level 3	Less than or equal to 4.00:1.0 but greater than 3.25:1.0	1.075%
Pricing Level 4	Greater than 4.00:1.0	1.475%

Any increase or decrease in the Letter of Credit Rate resulting from a change in the Pricing Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Pricing Level that is one level lower than the Pricing Level currently in effect (i.e., if Pricing Level 2 is currently in effect, then the Pricing Level that is one level lower than such Pricing Level 2 shall be Pricing Level 3) shall apply (the “Applied L/C Rate Pricing Level”) as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered; provided, further, however, if such Compliance Certificate is subsequently delivered for the applicable fiscal quarter and such Compliance Certificate shows either (A) a decrease in the Letter of Credit Rate resulting from a change in the Pricing Leverage Ratio, which thereby results in a Pricing Level higher than the current Applied L/C Rate Pricing Level (i.e., if such Applied L/C Rate Pricing Level is Pricing Level 3, a higher Pricing Level would be Pricing Level 1 or 2, as the case may be) or (B) an increase in the Letter of Credit Rate resulting from a change in the Pricing Leverage Ratio, which thereby results in a Pricing Level lower than the current Applied L/C Rate Pricing Level (i.e., if such Applied L/C Rate Pricing Level is Pricing Level 2, then a lower Pricing Level would Pricing Level 3 or 4, as the case may be), then the Letter of Credit Rate corresponding to the Pricing Level indicated by such Compliance Certificate shall become effective and apply as of the first Business Day after the delivery of such Compliance Certificate. The Letter of Credit Rate in effect from the Closing Date through the day immediately preceding the Business Day on which the Letter of Credit Rate is to become effective with respect to the Compliance Certificate that is required to be delivered pursuant to Section 6.02(a) for the Borrower’s fiscal quarter ending July 3, 2004 shall be determined based upon Pricing Level 3.

“Letter of Credit Sublimit” means an amount equal to $750,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Loan Commitments.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, a Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, the Issuer Fee Letters, and the Subsidiary Guaranty.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets and liabilities (actual or contingent), results of operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means July 2, 2009.

“Measurement Period” means a period consisting of four consecutive fiscal quarters of the Borrower and ending on the last day of the most recently completed fiscal quarter of the Borrower.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Tangible Assets” means, at any date, the aggregate amount of assets, including the amount of any receivables or other accounts of the Borrower and its Subsidiaries sold in connection with any receivables sale transaction (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and other intangibles, all of the foregoing as set forth on the then most recent consolidated balance sheet of the Borrower and its Subsidiaries and computed in accordance with GAAP.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).

“Note” means a Revolving Loan Note, a Term Loan Note or a Swing Line Loan Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Loans occurring on such date; (b) with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans occurring on such date; (c) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (d) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Business” means any business conducted by the Borrower and its Restricted Subsidiaries on the date of this Agreement, any reasonable extension thereof, and any additional business reasonably related, incidental, ancillary or complimentary thereto.

“Permitted Liens” means Liens permitted or required by Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” shall have the meaning specified in Section 6.02.

“Pricing Leverage Ratio” means, as measured as of the end of each fiscal quarter of the Borrower, the ratio of (a) Consolidated Funded Debt at the last day of such fiscal quarter to (a) Consolidated EBITDA for the Measurement Period ending on the last day of such fiscal quarter.

“Principal Amount” means (i) in respect of any Indebtedness other than Swap Obligations, the outstanding principal amount thereof and (ii) in respect of Indebtedness representing Swap Obligations, the Swap Termination Value thereof.

“Principal Property” means any mill, manufacturing plant, manufacturing facility or timberlands, owned by the Borrower and/or one or more Restricted Subsidiaries and located within the continental United States of America; provided, however, that the term “Principal Property” shall not include:

(a) any such mill, plant, facility or timberlands or portion thereof:

(i) which is acquired after the date of this Agreement for the disposal of solid waste, or control or abatement of atmospheric pollutants or contaminants, or water, noise or other pollutants; or

(ii) which in the opinion of the Board of Directors of the Borrower is not of material importance to the total business conducted by the Borrower and the Restricted Subsidiaries, considered as a whole; or

(b) any timberlands designated by the Board of Directors of the Borrower as being held primarily for development and/or sale rather than for the production of timber; or

(c) any minerals or mineral rights.

“Public Lender” shall have the meaning specified in Section 6.02.

“Receivables and Related Assets” means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interests in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

“Receivables Program” means, with respect to any Person, any accounts receivable securitization or commercial paper program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its accounts receivable, including a trust, limited liability company, special purpose entity or other similar entity.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans or Term Loans, a Facility Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Revolving Loan Lenders” means, as of any date of determination, with respect to the Class of Lenders having Revolving Loan Exposure, Lenders having or holding in the aggregate more than 50% of the aggregate Revolving Loan Exposure of all such Lenders (with the aggregate amount of each such Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided, however, that the Revolving Loan Commitment of, and the portion of the Revolving Loan Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Loan Lenders.

“Required Lenders” means, as of any date of determination, Lenders having or holding in the aggregate more than 50% of the sum of (a) the aggregate Term Loan Exposure of all Lenders and (b) the aggregate Revolving Loan Exposure of all Lenders; provided, however, that the Commitment of, and the portion of the Term Loan Exposure and the Revolving Loan Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Term Loan Lenders” means, as of any date of determination, with respect to the Class of Lenders having Term Loan Exposure, Lenders having or holding in the aggregate more than 50% of the aggregate Term Loan Exposure of all such Lenders; provided, however, that the Term Loan Commitment of, and the portion of the Term Loan Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.

“Responsible Officer” mean, with respect to any Person, the chief executive officer, the president, any vice-chairman or any of the vice presidents or the treasurer of such Person or, with respect to financial matters, the chief financial officer and the executive vice president-finance or the vice president and treasurer of such Person or, for purposes of giving a Request for Credit Extension pursuant to Sections 2.02, 2.03(b) or 2.04(b), an assistant treasurer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Subsidiary” means any Subsidiary of the Borrower (a) substantially all of the property of which is located within the continental United States of America and (b) which itself, or together with the Borrower and/or one or more other Restricted Subsidiaries, owns a Principal Property.

“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Revolving Loan Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a

Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Revolving Loan Lenders shall require.

“Revolving Loan Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Loan Lenders pursuant to Section 2.01(b).

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Loan Commitment” means, as to each Revolving Loan Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Revolving Loan Lender’s name on Schedule 2.01(B) under the heading “Revolving Loan Commitment” or in the Assignment and Assumption pursuant to which such Revolving Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan Exposure” means, with respect to any Revolving Loan Lender as of any date of determination, (a) prior to the termination of the Aggregate Revolving Loan Commitments and of the obligation of each L/C Issuer to make L/C Credit Extensions, such Revolving Loan Lender’s Revolving Loan Commitment, and (b) after the termination of the Aggregate Revolving Loan Commitments and of the obligation of each L/C Issuer to make L/C Credit Extensions, the sum of (i) the aggregate Outstanding Amount of the Revolving Loans of such Lender, plus (ii) an amount equal to such Lender’s Applicable Revolving Loan Percentage of the Outstanding Amount of all L/C Obligations, plus (iii) an amount equal to such Lender’s Applicable Revolving Loan Percentage of the Outstanding Amount of all Swing Line Loans.

“Revolving Loan Lender” means a Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“Revolving Loan Note” means a promissory note made by the Borrower in favor of a Revolving Loan Lender evidencing Revolving Loans made by such Revolving Loan Lender to the Borrower, substantially in the form of Exhibit C.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower and/or one or more Restricted Subsidiaries of any Principal Property (except for leases between the Borrower and any Restricted Subsidiary, between any Restricted Subsidiary and the Borrower, or between Restricted Subsidiaries, and except for a lease for a term, including any renewal thereof, of not more than three years), which Principal Property has been or is to be sold or transferred by the Borrower and/or such Restricted Subsidiary or Restricted Subsidiaries to such Person with the intention of taking back a lease of such Principal Property.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Screen Rate” means, for any Interest Period:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that is a party to the Subsidiary Guaranty (either by execution and delivery of such Subsidiay Guaranty or by execution and delivery of an Accession Agreement) and its successors and permitted assigns.

“Subsidiary Guaranty” has the meaning specified in Section 4.01(a)(ii), as supplemented from time to time by an Accession Agreement executed and delivered by the Subsidiary party thereto.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, commodity swaps, commodity options, equity or equity index swaps or options, bond or bond price or bond index swaps or options, interest rate options, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or spot contracts (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means all obligations and liabilities (whether absolute or contingent) of the Borrower or any of its Subsidiaries under or pursuant to any Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by such Swing Line Lender to the Borrower, substantially in the form of Exhibit E.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Revolving Loan Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Loan Commitments.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type, in Dollars and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Loan Lenders pursuant to Section 2.01(a).

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(a) in the principal amount set forth opposite such Term Loan Lender’s name on Schedule 2.01(A) under the heading “Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Loan Exposure” means, with respect to any Term Loan Lender as of any date of determination, (a) prior to the making of the Term Loans pursuant to Section 2.01(a), such Term Loan Lender’s Term Loan Commitment and (b) from and after the making of the Term Loans pursuant to Section 2.01(a), the Outstanding Amount of the Term Loans of such Term Loan Lender.

“Term Loan Lender” means a Lender with a Term Loan Commitment or with outstanding Term Loans.

“Term Loan Note” means (a) a promissory note issued by the Borrower in favor of a Term Loan Lender evidencing Term Loans made by such Term Loan Lender to the Borrower pursuant to Section 2.01(a) or (b) any promissory note issued by the Borrower in favor of a Term Lender pursuant to Section 10.06(b) in connection with an assignment of the Term Loan Commitments or Term Loans, in each case substantially in the form of Exhibit D.

“Threshold Amount” means $100,000,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Loans (other than Term Loans) and all L/C Obligations.

“Type” means, with respect to either a Revolving Loan or a Term Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower other than a Restricted Subsidiary.

“Value” means, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the net proceeds of the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

“Voting Farm Credit Participant” has the meaning specified in Section 10.06(j).

“Voting Farm Credit Participant Notification” has the meaning specified in Section 10.06(j).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Yen” and “¥” mean the lawful currency of Japan.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Borrower); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Changes in Certain Financial Defined Terms. The defined terms, “Consolidated Adjusted Net Income”, “Consolidated EBITDA’, “Consolidated Funded Debt”, “Consolidated Interest Charges” and “Consolidated Net Worth”, that appear in this Agreement as of the Closing Date were created based on items that appeared or may appear in the Audited Financial Statements, the financial statements (and any notes therein) of the Borrower in existence prior to such date, and/or the books and records of the Borrower and its Subsidiaries in existence prior to such date (the “Financial Terms Items”). In addition to but not limiting Section 1.03(b), if, at any time, with respect to any of the financial statements required to be delivered pursuant to Sections 6.01(a) and 6.01(b) at any time after the Closing Date, the descriptions of the Financial Terms Items or any part thereof are no longer used or have been changed in any such financial statements and as a result thereof the original intent of such defined terms as in effect as of the Closing Date have been affected, then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such defined term(s) to preserve the original intent thereof; provided that, until so amended, (i) such defined terms shall continue to be used and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of the financial ratios or requirement made before and after giving effect to such change in such defined terms.

1.04 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Revolving Loan Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Revolving Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Loan Borrowing, Eurocurrency Rate Revolving Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

1.05 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Eurocurrency Rate Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Loan Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Revolving Loans, the Administrative Agent shall promptly notify each Revolving Loan Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Each Revolving Loan Lender (in the case of any such request pertaining to Eurocurrency Rate Revolving Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Loan Lender or any L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Loan Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Loan Lenders consent to making Eurocurrency Rate Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Loan Borrowings of Eurocurrency Rate Revolving Loans; and if the Administrative Agent and an L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Borrower.

1.06 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Loan Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Loan Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.07 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.08 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Term Loans and Revolving Loans.

(a) Term Loans. Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a loan (each such loan, a “Term Loan”) to the Borrower in Dollars on the Closing Date, in the amount of such Term Loan Lender’s Term Loan Commitment. Amounts borrowed as Term Loans under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Loan Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time, on any

Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Loan Lender’s Revolving Loan Commitment; provided, however, that after giving effect to any Revolving Loan Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Loan Commitments, (ii) the aggregate Outstanding Amount of the Revolving Loans of such Revolving Loan Lender, plus such Revolving Loan Lender’s Applicable Revolving Loan Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Loan Lender’s Applicable Revolving Loan Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Loan Lender’s Revolving Loan Commitment, and (iii) the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Loan Lender’s Revolving Loan Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Revolving Loans and Term Loans.

(a) (i) Each Revolving Loan Borrowing, the Term Loan Borrowing, each conversion of Revolving Loans from one Type to the other, each conversion of Term Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (B) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Revolving Loan Borrowing or continuation of Eurocurrency Rate Revolving Loans denominated in Alternative Currencies, and (C) on the requested date of any Borrowing of Base Rate Loans (other than Swing Line Loans). Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Request Notice, appropriately completed and signed by a Responsible Officer of the Borrower.

(ii) Each Revolving Loan Borrowing of Eurocurrency Rate Revolving Loans shall be in a principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Revolving Loan Borrowing of Base Rate Revolving Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(iii) Each conversion of Base Rate Revolving Loans to Eurocurrency Rate Revolving Loans shall be in a principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each conversion of Eurocurrency Rate Revolving Loans to Base Rate Revolving Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each continuation of Eurocurrency Rate Revolving Loans shall be in a principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof.

(iv) The Term Loan Borrowing shall be in the principal amount of the Aggregate Term Loan Commitments, and any portion of such Term Loan Borrowing that constitutes Eurocurrency Rate Term Loans shall be in a principal amount of at least $10,000,000 or a whole multiple of $5,000,000 in excess thereof and any portion of such Term Loan Borrowing that constitutes Base Rate Term Loans shall be in a principal amount of at least $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(v) Each conversion of Base Rate Term Loans to Eurocurrency Rate Term Loans shall be in a principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof. Each conversion of Eurocurrency Rate Term Loans to Base Rate Term Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each continuation of Eurocurrency Rate Term Loans shall be in a principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof.

(vi) Each Facility Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Revolving Loan Borrowing, the Term Loan Borrowing, a conversion of Revolving Loans from one Type to the other, a conversion of Term Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Revolving Loans or Term Loans to be borrowed, converted or continued, (D) if applicable, the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, (E) if applicable, the Type of Term Loans to be borrowed or to which existing Terms Loans are to be converted, (F) if applicable, the duration of the Interest Period with respect thereto, and (G) if applicable, the currency of the Revolving Loans to be borrowed. If the Borrower fails to specify a currency in a Facility Loan Notice requesting a Revolving Loan Borrowing, then the Revolving Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Revolving Loan or Type of Term Loan in a Facility Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans or Term Loans, as the case may be, shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Revolving Loans denominated in an Alternative Currency, such Revolving Loans shall be continued as Eurocurrency Rate Revolving Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Facility Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

(b) Following receipt of a Facility Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of (i) the amount (and currency) of its Applicable Revolving Loan Percentage of the applicable Revolving Loans and (ii) (A) in the case of the Term Loan Borrowing, the amount of its Applicable Term Loan Percentage of the Term Loans

and (B) in the case of any conversions or continuations of Term Loans, the amount of its Facility Pro Rata Share of such Term Loans. If no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Revolving Loan Lender and each Term Loan Lender, as the case may be, of the details of any automatic conversion to Base Rate Loans or, in the case of Revolving Loans, continuation of Revolving Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Revolving Loan Borrowing or a Term Loan Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 2:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Facility Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Facility Loan Notice with respect to such Revolving Loan Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Loan Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Revolving Loans may be requested as, converted to or continued as Eurocurrency Rate Revolving Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Revolving Loan Lenders and no Term Loans may be requested as, converted to or continued as Eurocurrency Rate Term Loans without the consent of the Required Term Loan Lenders, and the Required Revolving Loan Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings (other than Swing Line Borrowings), all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twelve Interest Periods in effect with respect to Loans (other than Swing Line Loans).

2.03 Letters of Credit.

(a)	The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer severally agrees, in reliance upon the agreements of the Revolving Loan Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Loan Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any of its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Loan Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Loan Lender, plus such Revolving Loan Lender’s Applicable Revolving Loan Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Loan Lender’s Applicable Revolving Loan Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Loan Lender’s Revolving Loan Commitment, and (z) the Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Loan Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Loan Lenders have approved such expiry date.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(D) such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Revolving Loan Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Loan Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Loan Lender to eliminate such L/C Issuer’s risk with respect to such Revolving Loan Lender.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Revolving Loan Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(vii) No L/C Issuer shall be under any obligation to issue or amend any Letter of Credit if such L/C Issuer has received written notice from any Revolving Loan Lender, the Administrative Agent or the Borrower, on or prior to the Business Day prior to the requested date of issuance or amendment of such Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. The Administrative Agent shall, after receipt of a copy of such request, promptly deliver notice of such request to the Revolving Loan Lenders. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent (A) not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars, and (B) not later than 11:00 a.m. at least ten Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency; or in each case such other date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Revolving

Loan Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Loan Lender’s Applicable Revolving Loan Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Loan Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the applicable Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Loan Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Loan Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension. Each L/C Issuer (other than Bank of America) shall be required to provide prior notice to the Administrative Agent of any pending extension of an Auto-Extension Credit at least ten Business Days before the applicable Non-Extension Notice Date.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-

Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Loan Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits such L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the applicable Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Loan Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Loan Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse such L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, such L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer directly in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower reimburses such L/C Issuer by such time on the applicable Honor Date, such L/C Issuer shall so notify the Administrative Agent (with a copy to the Borrower), and specify in such notice the amount of the drawing so reimbursed. If the Borrower fails to so reimburse such L/C Issuer by such time on the Honor Date, such L/C Issuer shall so notify the Administrative Agent (with a copy to the Borrower), and specify in such notice the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”). Immediately upon receipt of such notice from such L/C Issuer of an outstanding Unreimbursed Amount, the Administrative Agent shall promptly notify each Revolving Loan Lender of the Honor Date, the Unreimbursed Amount, and the amount of such Revolving Loan Lender’s Applicable Revolving Loan Percentage of such Unreimbursed Amount. In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Loan Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Facility Loan Notice). Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Loan Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Revolving Loan Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Loan Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Loan Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Loan Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Loan Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Loan Lender’s Applicable Revolving Loan Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Loan Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit issued by such L/C Issuer, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Loan Lender may have against such L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Loan Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Facility Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Loan Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Loan Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Loan Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of such L/C Issuer submitted to any Revolving Loan Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Loan Lender such Revolving Loan Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Loan Lender its Applicable Revolving Loan Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Loan Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Loan Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Loan Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Loan Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Loan Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse an L/C Issuer for each drawing under each Letter of Credit issued by such L/C Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuers. Each Revolving Loan Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Loan Lenders, the Required Revolving Loan Lenders or any Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit issued by such L/C Issuer after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) Upon the request of the Administrative Agent or of the Required Revolving Loan Lenders, (A) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit issued by such L/C Issuer and such drawing has resulted in an L/C Borrowing, or (B) if, as of the applicable Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in respect of such Letter of Credit.

(ii) In addition, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(iv) Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuers and the Revolving Loan Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuers (which documents are hereby consented to by the Revolving Loan Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the applicable L/C Issuers and the Revolving Loan Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Loan Lender in accordance with its Applicable Revolving Loan Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Letter of Credit Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Letter of Credit Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Letter of Credit Rate separately for each period during such quarter that such Letter of Credit Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Loan Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, at the rate per annum specified in the Issuer Fee Letter in favor of such L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the applicable Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand of such L/C Issuer and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m) Additional L/C Issuers. The Borrower may from time to time, upon not less than ten Business Days’ notice from the Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), appoint a Revolving Loan Lender hereunder as an additional L/C Issuer (upon obtaining such Revolving Loan Lender’s prior consent thereto); provided that at no time shall there be more than five L/C Issuers hereunder unless the Administrative Agent and the Borrower otherwise agree. Any such appointment shall be subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld). The Administrative Agent will promptly notify the Borrower and the Lenders of any such appointment and approval of an additional L/C Issuer. Upon any such approval of a L/C Issuer by the Administrative Agent and delivery by such L/C Issuer to the Administrative Agent of such contact and other information regarding such L/C Issuer as the Administrative Agent shall reasonably request, such Revolving Loan Lender shall be an L/C Issuer for all purposes of this Agreement, and references to the L/C Issuers shall mean and include such Revolving Loan Lender in its capacity as an L/C Issuer.

(n) Reconciliation of Outstanding Letters of Credit. On the last Business Day of each month, each of the Borrower and the L/C Issuers shall provide to the Administrative Agent such information regarding the outstanding Letters of Credit as the Administrative Agent shall reasonably request, in form and substance satisfactory to the Administrative Agent (and in such standard electronic format as the Administrative Agent shall reasonably specify), for purposes of the Administrative Agent’s ongoing tracking and reporting of outstanding Letters of Credit. The Administrative Agent shall maintain a record of all outstanding Letters of Credit based upon information provided by the Borrower and the L/C Issuers pursuant to this Section 2.03(n), and such record of the Administrative Agent shall, absent manifest error, be deemed a correct and conclusive record of all Letters of Credit outstanding from time to time hereunder. Notwithstanding the foregoing, if and to the extent the Administrative Agent determines that there are one or more discrepancies between information provided by the Borrower and any L/C Issuer hereunder, the Administrative Agent will notify the Borrower and such L/C Issuer thereof and the Borrower and such L/C Issuer shall endeavor to reconcile any such discrepancy.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Loan Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Loan Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Loan Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Loan Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Loan Lender, plus such Revolving Loan Lender’s Applicable Revolving Loan Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Loan Lender’s Applicable Revolving Loan Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Loan Lender’s Revolving Loan Commitment. Additionally, no more than seven Swing Line Loans may be outstanding at any one time. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Immediately upon the making of a Swing Line Loan, each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Loan Lender’s Applicable Revolving Loan Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Loan Lender) prior to 4:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in Same Day Funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Loan Lender make a Base Rate Revolving Loan in an amount equal to such Revolving Loan Lender’s Applicable Revolving Loan Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Facility Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Loan Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Facility Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Loan Lender shall make an amount equal to its Applicable Revolving Loan Percentage of the amount specified in such Facility Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Facility Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Loan Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Loan Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Loan Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Loan Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Loan Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Loan Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Revolving Loan Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Loan Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Loan Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Loan Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Loan Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Loan Lender its Applicable Revolving Loan Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Loan Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Loan Lender shall pay to the Swing Line Lender its Applicable Revolving Loan Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Loan Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Loan Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Loan Lender’s Applicable Revolving Loan Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Loan Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans or Term Loans, or both, in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Revolving Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans (other than Swing Line Loans); (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof; and (iv) any prepayment of Base Rate Loans (other than Swing Line Loans) shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans (other than Swing Line Loans) to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Revolving Loan Lender and Term Loan Lender, as applicable, of its receipt of each such notice, and of the amount of such Lender’s Facility Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied (i) in the case of prepayments of Revolving Loans, to the Revolving Loans of the Revolving Loan Lenders in accordance with their respective Facility Pro Rata Share and (ii) in the case of prepayments of Term Loans, to the Term Loans of the Term Loan Lenders in accordance with their respective Facility Pro Rata Share.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If the Administrative Agent notifies the Borrower at any time that the Total Revolving Outstandings at such time exceeds the Aggregate Revolving Loan Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Revolving Loans and/or the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Total Revolving Outstandings as of such date of payment to an amount not to exceed 100% of the Aggregate Revolving Loan Commitments then in effect; provided, however, that, subject to the provisions of Section 2.03(g)(ii), the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Aggregate Revolving Loan Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(d) If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay the Revolving Loans in an aggregate amount sufficient to reduce such Outstanding Amount of all Revolving Loans as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

2.06 Termination or Reduction of Commitments.

(a) Revolving Loan Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Loan Commitments, or from time to time permanently reduce the Aggregate Revolving Loan Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $5,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Loan Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Loan Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Loan Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit, or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Loan Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Loan Commitments. The amount of any such Aggregate Revolving Loan Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Borrower. Any reduction of the Aggregate Revolving Loan Commitments shall be applied to the Revolving Loan Commitment of each Revolving Loan Lender according to its Applicable Revolving Loan Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Loan Commitments shall be paid on the effective date of such termination.

(b) Term Loan Commitments. The Term Loan Commitments of all the Term Loan Lenders shall be automatically terminated on the Closing Date upon the Borrowing of the Term Loans on such date.

2.07 Repayment of Loans.

(a) The Borrower shall repay to the Revolving Loan Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b) The Borrower shall repay to the Term Loan Lenders on the Maturity Date the aggregate principal amount of Term Loans outstanding on such date.

(c) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below:

(i) each Eurocurrency Rate Revolving Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Revolving Loan of any Revolving Loan Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost;

(ii) each Eurocurrency Rate Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate;

(iii) each Base Rate Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate;

(iv) each Base Rate Term Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and

(v) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at (A) a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Revolving Loans or, (B) if the Borrower and the Swing Line Lender in its sole discretion agree to a rate per annum other than the rate specified in clause (A) above, at such other rate so agreed between the Borrower and the Swing Line Lender (it being understood that any such other rate agreed between the Borrower and the Swing Line Lender for a Swing Line Loan shall not be less than the Swing Line Lender’s cost of funds for such Swing Line Loan).

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Loan Lender in accordance with its Applicable Revolving Loan Percentage, a facility fee in Dollars equal to the Facility Fee Rate times the actual daily amount of the Aggregate Revolving Loan Commitments (or, if the Aggregate Revolving Loan Commitments have terminated, on the Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Facility Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee Rate separately for each period during such quarter that such Facility Fee Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to Banc of America Securities (in its capacity as an Arranger) and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter.

(ii) The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Each determination by the Administrative Agent of interest and fees payable by the Borrower hereunder, in the absence of manifest error, shall be conclusive and binding upon all parties hereto. Notwithstanding the foregoing, in the event that, as a result of any reconciliation of the Administrative Agent’s record of outstanding Letters of Credit pursuant to Section 2.03(n) or otherwise, the Administrative Agent determines that there has been an underpayment or overpayment of any of fees payable by the Borrower hereunder, the Administrative Agent shall promptly notify the Borrower, the L/C Issuers and the Lenders thereof, and the Borrower shall pay to the Administrative Agent for the account of the L/C Issuers or the applicable Lenders, as the case may be (in the case of any underpayment) or the L/C Issuers or the applicable Lenders, as the case may be, shall pay to the Administrative Agent for the account of the Borrower (in the case of any overpayment), any amount due as a result of such reconciliation, on the next regularly occurring payment date for such fee.

2.11 Evidence of Debt.

(a) The Loans and other Credit Extensions made by each L/C Issuer and each Lender shall be evidenced by one or more accounts or records maintained by such L/C Issuer or Lender, as applicable, and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each L/C Issuer and each Lender shall be conclusive absent manifest error of the amount of the Loans and other Credit Extensions made by the L/C Issuers and the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any L/C Issuer or any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) Upon the request of any Revolving Loan Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Revolving Loan Lender (through the Administrative Agent) a Revolving Loan Note, which shall evidence such Revolving Loan Lender’s Revolving Loan Loans in addition to such accounts or records. Each Revolving Loan Lender may attach schedules to a Revolving Loan Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Revolving Loans and payments with respect thereto.

(c) Upon the request of any Term Loan Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Term Loan Lender (through the Administrative Agent) a Term Loan Note, which shall evidence such Term Loan Lender’s Term Loan Loans in addition to such accounts or records. Each Term Loan Lender may attach schedules to a Term Loan Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Term Loans and payments with respect thereto.

(d) Upon the request of the Swing Line Lender made through the Administrative Agent, the Borrower shall execute and deliver to the Swing Line Lender (through the Administrative Agent) a the Swing Line Loan Note, which shall evidence the Swing Line Lender’s Swing Line Loans in addition to such accounts or records. The Swing Line Lender may attach schedules to the Swing Line Loan Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Swing Line Loans and payments with respect thereto.

(e) In addition to the accounts and records referred to in subsections (a), (b) and (c) above in this Section 2.11, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein all payments by the Borrower hereunder to be made directly to an L/C Issuer shall be made to such L/C Issuer in accordance with its payment instructions in Same Day Funds and in Dollars or, in respect of Letters of Credit denominated in an Alternative Currency, in such Alternative Currency, not later than the times and on the dates specified herein. Except as otherwise expressly provided herein and except with respect to such payments to be made directly to an L/C Issuer or to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders or L/C Issuers to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each applicable L/C Issuer its applicable share as provided herein or to each applicable Lender its Facility Pro Rata Share or other applicable share as provided herein, of such payment in like funds as received by wire transfer to such L/C Issuer in accordance with its payment instructions or to such Lender at such Lender’s Lending Office. All payments received by an L/C Issuer after the time specified herein or in any Issuer Documents, or by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to (x) in the case of any Borrowing of a Eurocurrency Rate Loan (other than a Swing Line Borrowing), the proposed date of such Borrowing or (y) in the case of any Borrowing of a Base Rate Loan (other than a Swing Line Borrowing), the proposed time of such Borrowing, in each case that such Lender will not make available to the Administrative Agent such Lender’s share (Applicable Revolving Loan Percentage or Applicable Term Loan Percentage, as applicable) of such Borrowing (other than a Swing Line Borrowing), the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing (other than a Swing Line Borrowing) available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing (other than a Swing Line Borrowing) to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan or Term Loan, as the case may be, included in such Borrowing (other than a Swing Line Borrowing). Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each of the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender, any L/C Issuer or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return to such Lender such funds (in like funds as received from such Lender) with interest thereon, for each day from and including the date such funds are distributed to the Administrative Agent by such Lender to but excluding the date such funds are so returned to such Lender, at the Overnight Rate; provided, however, that, if such funds are so returned to such Lender by the Administrative Agent on the same day such funds are distributed to the Administrative Agent by such Lender, then such funds shall not bear interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans or Term Loans, or both, as the case may be, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan or Term Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or Term Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans and/or Revolving Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loans and/or Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value)

participations in the Term Loans and/or Revolving Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Facility Pro Rata Shares, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or Term Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or

Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders and L/C Issuers. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or L/C Issuer, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or L/C Issuer is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or L/C Issuer, as the case may be, under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Without limiting the obligations of the Lenders or the L/C Issuers set forth above regarding delivery of certain forms and documents to establish each Lender’s or each L/C Issuers status for U.S. withholding tax purposes, each Lender or each L/C Issuer, as the case may be, agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender or L/C Issuer as are required under such Laws to confirm such Lender’s or L/C Issuer’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender or L/C Issuer outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s or L/C Issuer’s status for withholding tax purposes in such other jurisdiction. Each Lender or each L/C Issuer shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender or L/C Issuer, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender or L/C Issuer. Additionally, the Borrower shall promptly deliver to the Administrative Agent, any Lender or any L/C Issuer, as the Administrative Agent, such Lender or such L/C Issuer shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender, such L/C Issuer or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent, any Lender or any L/C Issuer of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

(a) Eurocurrency Rate Term Loans. If the Required Term Loan Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Term Loan or a conversion to or continuation thereof that (i) deposits in Dollars are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Term Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Term Loan, or (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Term Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Term Loan, the Administrative Agent will promptly so notify the Borrower and each Term Loan Lender. Thereafter, the obligation of the Term Loan Lenders to make or maintain Eurocurrency Rate Term Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Term Loan Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Term Loan Borrowing of, conversion to or continuation of Eurocurrency Rate Term Loans or, failing that, will be deemed to have converted such request into a request for a Term Loan Borrowing of Base Rate Loans in the amount specified therein.

(b) Eurocurrency Rate Revolving Loans. If the Required Revolving Loan Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Revolving Loan or a conversion to or continuation thereof that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Revolving Loan (whether denominated in Dollars or an Alternative Currency), or (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Revolving Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Revolving Loan, the Administrative Agent will promptly so notify the Borrower and each Revolving Loan Lender. Thereafter, the obligation of the Revolving Loan Lenders to make or maintain Eurocurrency Rate Revolving Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Revolving Loan Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Revolving Loan Borrowing of, conversion to or continuation of Eurocurrency Rate Revolving Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Revolving Loan Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer);

(iii) cause the Mandatory Cost, as calculated hereunder, to not represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Revolving Loans; or

(iv) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit issued by such L/C Issuer or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within thirty days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which, in each case, shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses.

Upon demand of any Lender or L/C Issuer (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender or L/C Issuer for and hold such Lender or L/C Issuer harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender or L/C Issuer in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.

The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent, the L/C Issuers and each of the Lenders:

(i) Agreement. Executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each L/C Issuer, each Lender and the Borrower;

(ii) Subsidiary Guaranty. Executed counterparts of a subsidiary guaranty, duly executed by Fort James Corporation, a Virginia corporation (“Fort James Corp.”), and Fort James Operating Company, a Virginia corporation (“Fort James Operating”), in substantially the form of Exhibit H (the “Subsidiary Guaranty”), sufficient in number for distribution to the Administrative Agent, each L/C Issuer, each Lender and the Borrower;

(iii) Notes. Notes executed by the Borrower in favor of each Lender requesting Notes, if such Notes are so requested by such Lender on or before 5:00 p.m. on June 30, 2004;

(iv) Board Resolutions; Incumbency Certificates. A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) the resolutions of the board of directors of such Loan Party approving and authorizing the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is a party, and the transactions contemplated hereby and thereby, (ii) all documents evidencing other necessary corporate action, if any, by each such Loan Party with respect to each Loan Document to which such Loan Party is a party and (iii) the names and true signatures of the duly authorized officers of such Loan Party (which signatures may be either original or facsimile signatures) authorized to execute, deliver and perform with respect to each Loan Documents to which such Loan Party;

(v) Organization Documents and Good Standing.

(A) The certificate of incorporation of each Loan Party as in effect on the Closing Date, certified by the Secretary of State (or similar applicable Governmental Authority) of the state of incorporation of such Loan Party as of a recent date, and by the Secretary or Assistant Secretary of such Loan Party as of the Closing Date;

(B) A certificate of the Secretary or Assistant Secretary of each Loan Party attaching copies of the Organization Documents of such Loan Party and certifying that such Organization Documents are true, correct, and complete as of the Closing Date; and

(C) A good standing certificate for each Loan Party from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation as the case may be, as of a recent date showing that such Loan Party is in good standing in such state of incorporation;

(vi) Legal Opinions. A favorable opinion of the General Counsel or Deputy General Counsel, internal counsel to the Loan Parties, addressed to the Administrative Agent, each L/C Issuer and each Lender substantially in the form of Exhibit I;

(vii) Consent Certificates. A certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) Closing Certificate. A certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied, and (B) that there has been no event or circumstance since January 3, 2004 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix) Repayment of Existing Credit Agreement. Evidence satisfactory to the Administrative Agent (A) that all principal of and interest on the extensions of credits outstanding under, and all other amounts owing under, the Existing Credit Agreement have been (or shall be simultaneously with the Closing Date ) paid in full (other than the Existing Letters of Credit), and the Borrower shall have irrevocably directed the Administrative Agent to apply the proceeds from the initial Credit Extension hereunder toward such payment in full, and (B) that any commitments to extend credit under the Existing Credit Agreement have been (or shall be simultaneously with the Closing Date) canceled or terminated and that all guarantees in respect of, and any Liens securing, such indebtedness and other amounts under the Existing Credit Agreement shall have been released (or arrangements for such release reasonably satisfactory to the Administrative Agent shall have been made); and

(x) Other Items. Such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers, the Swing Line Lender or any of the Lenders reasonably may require.

(b) Any fees, costs and expenses (other than those specified in subsection (c) below of this Section 4.01) required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoices have been delivered to the Borrower prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions.

The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension (other than a Facility Loan Notice requesting only a conversion of Revolving Loans to the other Type or a conversion of Term Loans to the other Type, or both, as the case may be, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of (i) the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished pursuant to the terms of this Agreement or any other Loan Document shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default. No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c) Request for Credit Extension. The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) No Change in Exchange Rates or Exchange Controls. In the case of a Credit Extension of Revolving Loans to be denominated in an Alternative Currency or in the case of any Letter of Credit to be denominated in an Alternative Currency, in each case there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Revolving Loan Lenders (in the case of any Revolving Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Facility Loan Notice requesting only a conversion of Revolving Loans to the other Type or a conversion of Term Loans to the other Type, or both, as the case may be, or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the L/C Issuers and the Lenders that:

5.01 Existence, Qualification and Power.

Each Loan Party and each Restricted Subsidiary:

(a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization;

(b) has all requisite corporate power and authority, partnership power and authority, or other power and authority, as the case may be, and all requisite governmental licenses, authorizations, consents and approvals to (i) own, pledge, mortgage, hold under lease and operate its properties or assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and

(c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or assets or the conduct of its business requires such qualification or license;

except in each case referred to in clause (b)(i) or (c) above in this Section, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

(a) contravene the terms of any of such Person’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or

(c) violate any Law applicable to such Person or to such Person’s properties.

Each Loan Party is in compliance with all Contractual Obligations referred to in clause (b)(i) above in this Section, except to the extent that failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition (on a consolidated basis) of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show or otherwise reflect all material indebtedness, obligations and other liabilities of the Borrower and its consolidated Subsidiaries as of the date thereof as determined in accordance with GAAP.

(b) The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries dated April 3, 2004, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition (on a consolidated basis) of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and material capital leases included in long-term debt as shown in the Audited Financial Statements determined in accordance with GAAP.

(c) Since January 3, 2004, there has been no event or circumstance or no series of related events or circumstances, in either case that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Restricted Subsidiary or against any of their respective properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

5.07 No Default; Burdensome Restrictions.

(a) None of the Borrower, any other Loan Party or any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(c) None of the Borrower, any other Loan Party or any Restricted Subsidiary is a party to a Contractual Obligation the performance of which would reasonably be expected to have a Material Adverse Effect.

(d) No provision or provisions of any Law applicable to any Loan Party or any Restricted Subsidiary or to any Loan Party’s or any Restricted Subsidiary’s respective properties has or would reasonably be expected to have a Material Adverse Effect.

5.08 Ownership of Property; Liens.

(a) Each Loan Party and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date, there are no Liens of any nature whatsoever on (i) any Principal Properties of the Borrower or any of its Restricted Subsidiaries, (ii) any Capital Stock of the Borrower or any of its Restricted Subsidiaries, or (iii) any Indebtedness of the Borrower or any of its Restricted Subsidiaries, in each case, with respect to clauses (i), (ii) and (iii) above, other than Permitted Liens.

5.09 Environmental Compliance.

Except as specifically disclosed in Schedule 5.09, and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) to the knowledge of the Borrower, knows of any basis for any Environmental Liability.

5.10 Labor Matters.

Except as set forth on Schedule 5.10, there are no strikes or other labor disputes or grievances or charges or complaints with respect to any employee or group of employees pending or, to the knowledge of the Borrower, threatened against any Loan Party or any Restricted Subsidiary which would reasonably be expected to have a Material Adverse Effect.

5.11 Taxes.

Each of the Loan Parties and each of the Restricted Subsidiaries have filed all Federal, state, local and foreign and other material tax returns and reports required to be filed, and have paid all Federal, state, local and foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or if such non-payment (individually or in the aggregate with all other such non-payments) would not reasonably be expected to have a Material Adverse Effect, or if such non-filing (individually or in the aggregate with all other such non-filings) would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such material liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries.

(a) Set forth on Schedule 5.13 is a complete and correct list of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower as of the date of this Agreement, showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its incorporation or organization and the percentage of shares of each class of its securities outstanding owned by the Borrower and each other Subsidiary of the Borrower.

(b) All of the outstanding shares of equity interest, capital stock and other securities of each of the Subsidiaries of the Borrower listed on Schedule 5.13 have been validly issued, are fully paid and nonassessable and are owned by the Borrower or another Subsidiary of the Borrower, free and clear of any Lien, except as otherwise permitted hereunder.

(c) No Subsidiary of the Borrower owns any shares of equity interests, capital stock or other securities of the Borrower.

5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock; and the Borrower will not use any proceeds of any Credit Extension for any such purpose. The use of the proceeds of the Loans by the Borrower does not violate Regulation T, U, or X of the FRB.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Compliance with Laws.

The Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.16 Foreign Asset Control Regulations.

Neither the issuance of the Revolving Loan Notes, the Term Loan Notes or Swing Line Notes by the Borrower nor the use of the proceeds of any of the Loans, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order (Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or any enabling legislation or executive order relating to any of the same. Without limiting the generality of the foregoing, none of the Loan Parties or any of the Subsidiaries of the Borrower: (a) is or will become a blocked person described in Section 1 of Anti-Terrorism Order; and (b) does knowingly or will knowingly engage in any dealings or transactions or be otherwise knowingly associated with any such blocked person.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, the Swing Line Lender shall have any commitment hereunder to make Swing Line Loans, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

6.01 Financial Statements.

The Borrower shall deliver to the Administrative Agent (to be promptly distributed to each Lender), with sufficient copies for the Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of cash flows for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year end for the consolidated balance sheet, the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year for the related consolidated statements of income or operations, and the corresponding portion of the previous fiscal year for the consolidated statements of cash flows, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information.

The Borrower shall deliver to the Administrative Agent (to be promptly distributed to each Lender), with sufficient copies for the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the sending or filing thereof, copies of all reports, proxies or financial statements which the Borrower sends to its shareholders, and copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any formal investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, subject to any confidentiality requirements imposed by such agency in respect of disclosure of such investigation or any part thereof; and

(d) promptly, such additional information regarding the business, properties, operations or financial condition or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent, any L/C Issuer (through the Administrative Agent), or any Lender (through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender, each L/C Issuer and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender or any L/C Issuer that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender or such L/C Issuer and (ii) the Borrower shall notify the Administrative Agent, each L/C Issuer and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each L/C Issuer and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or any of the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). If and when the Borrower desires to distribute Borrower Materials to Public Lenders, then the Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as either publicly available information or not material information

(although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

6.03 Notices.

(a) The Borrower shall promptly and in any event within three Business Days after the Borrower becomes aware of the existence of any Default or Event of Default, notify the Administrative Agent by telephone or facsimile of such Default or Event of Default specifying the nature of such Default or Event of Default, which notice, if given by telephone, shall be promptly confirmed in writing within five Business Days.

(b) The Borrower shall promptly notify the Administrative Agent of any matter that has resulted or would result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto, with sufficient copies for the Lenders and the L/C Issuers. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

The Administrative Agent shall, after receipt of any such notices delivered to it pursuant to this Section 6.03, promptly deliver to each Lender a copy of such notice.

6.04 Payment of Taxes, Etc.

The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all lawful claims and all taxes, assessments and governmental charges or levies, except where contested in good faith, by proper proceedings, if adequate reserves therefor have been established on the books of the Borrower in accordance with, and to the extent required by GAAP, or if such non-payment (individually and in the aggregate with all other such non-payments) would not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc.

(a) The Borrower will preserve and maintain, and cause each Restricted Subsidiary and each Subsidiary Guarantor to preserve and maintain, in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except: (i) with respect to the Borrower, in a transaction permitted by Section 7.04; (ii) with respect to any Subsidiary Guarantor, in a transaction permitted by Section 7.05(a)(i) or 7.05(a)(ii) or in a transaction in which such Subsidiary Guarantor shall be released pursuant to Section 9.10; and (iii) with respect to any Restricted Subsidiary that is not a Subsidiary Guarantor, in a transaction that is permitted or otherwise not prohibited hereunder.

(b) The Borrower will take, and cause each Restricted Subsidiary and each Subsidiary Guarantor to take, all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.

The Borrower will maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties in good repair, working order and condition, and from time to time make or cause to be made all necessary and proper repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.06 shall prevent the Borrower or any of its Subsidiaries from discontinuing the maintenance or preservation of any of its properties if such discontinuance is, in the opinion of the Borrower, desirable in the conduct of its business and would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.

The Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and such Subsidiaries operate; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent that the Borrower or any such Subsidiary may in its discretion determine; and provided, further, that the Borrower may maintain insurance on behalf of any of its Subsidiaries.

6.08 Compliance with Laws.

The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.

The Borrower will keep and maintain proper books of record and account, on a consolidated basis for the Borrower and its Subsidiaries, in conformity with GAAP.

6.10 Inspection Rights.

The Borrower will from time to time, during normal business hours upon reasonable notice, or, if a Default or an Event of Default shall have occurred and be continuing, at any time upon notice to any Responsible Officer of the Borrower, permit the Administrative Agent, any Lender, any L/C Issuer and any agent or representative thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective Responsible Officers.

6.11 Use of Proceeds.

The Borrower will use the proceeds of the Credit Extensions to finance the ongoing working capital and other general corporate purposes (including the making of capital expenditures or acquisitions) of the Borrower and its Subsidiaries not in contravention of any Law applicable to the Borrower or any of such Subsidiaries or to the Borrower’s or any of such Subsidiaries’ business or property or of any Loan Document.

6.12 ERISA Plans.

The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain and operate each Plan and each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal law; and (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification.

6.13 Environmental Compliance; Notice.

The Borrower will, and will cause each of its Subsidiaries to:

(a) endeavor to use and operate all of its facilities and properties in substantial compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in substantial compliance therewith, and handle all Hazardous Materials in substantial compliance with all applicable Environmental Laws; and

(b) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 6.13.

ARTICLE VII.

NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, the Swing Line Lender shall have any commitment hereunder to make Swing Line Loans, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Liens.

The Borrower shall not create, incur, assume or suffer to exist, and shall not permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien upon (A) any Principal Property of the Borrower or any Restricted Subsidiary, (B) shares of Capital Stock of any Restricted Subsidiary, or (C) Indebtedness of any Restricted Subsidiary, in each case with respect to clauses (A), (B) and (C), whether now owned or hereafter acquired, without making effective provision, and the Borrower in such case will make or cause to be made effective provision, whereby the Obligations shall be secured by such Lien equally and ratably with any and all other Indebtedness or obligations thereby secured, so long as such other Indebtedness or obligations shall be so secured; provided, however, that the foregoing shall not apply to any of the following:

(a) Liens existing on the Closing Date and set forth on Schedule 7.01;

(b) Liens on any Principal Property acquired, constructed or improved after the date of this Agreement which are created or assumed contemporaneously with, or within 120 days after, or pursuant to financing arrangements for which a firm commitment is made by a bank, insurance company or other lender or investor (not including the Borrower or any Restricted Subsidiary) within 120 days after, the completion of such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or, in addition to Liens contemplated by Sections 7.01(c), 7.01(d) and 7.01(e), Liens on any Principal Property existing at the time of acquisition thereof; provided, however, that in the case of any such acquisition, construction or improvement the Lien shall not apply to any property theretofore owned by the Borrower and/or one or more Restricted Subsidiaries other than, in the case of such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(c) Liens on property or shares of Capital Stock or Indebtedness of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person that is merged into or consolidated with the Borrower or the Restricted Subsidiary;

(d) Liens on property or shares of Capital Stock or Indebtedness of a Person existing at the time of the acquisition of the assets of such Person by the Borrower or any Restricted Subsidiary, provided, that such Liens were in existence prior to the contemplation of such acquisition;

(e) Liens on property or shares of Capital Stock or Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary;

(f) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or one or more Subsidiaries;

(g) Liens in favor of a governmental unit to secure payments under any contract or statutory obligation, or to secure debts incurred in financing the acquisition of or improvements to property subject thereto;

(h) Liens on timberlands in connection with an arrangement under which the Borrower and/or one or more Restricted Subsidiaries are obligated to cut or pay for timber in order to provide the lienholder with a specified amount of money, however determined;

(i) Liens created or assumed in the ordinary course of the business of exploring for, developing or producing oil, gas or other minerals (including borrowings in connection therewith) on, or on any interest in, or on any proceeds from the sale of, property acquired or held for such purposes of exploring for, developing or producing oil, gas or other minerals, or production therefrom (including the proceeds thereof), or material or equipment located on such property;

(j) Liens in favor of any customer arising in respect of, and not exceeding the amount of, performance deposits and partial, progress, advance or other payments made by that customer for goods produced or services rendered to that customer in the ordinary course of business;

(k) Liens on the property of the Borrower or any Restricted Subsidiary incurred or pledges and deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old-age pensions and other social security benefits, other than any Lien imposed in respect of employer plans subject to ERISA;

(l) Liens on Receivables and Related Assets to reflect sales of receivables or other accounts sold by the Borrower or any of its Restricted Subsidiaries pursuant to a Receivables Program;

(m) Liens to extend, renew or replace any Liens referred to in Sections 7.01(a) through 7.01(l) or this Section 7.01(m);

(n) Liens imposed by law, such as workers’, materialmen’s, mechanics’, warehousemen’s, carriers’, lessors’, vendors’ and other similar Liens incurred by the Borrower or any Restricted Subsidiary arising in the ordinary course of business which secure its obligations to any Person;

(o) Liens created by or resulting from any litigation or proceedings which are being contested in good faith by appropriate proceedings; Liens arising out of judgments or awards against the Borrower and/or one or more Restricted Subsidiaries with respect to which the Borrower and/or such Restricted Subsidiary or Restricted Subsidiaries are in good faith prosecuting an appeal or proceedings for review; or Liens incurred by the Borrower and/or one or more Restricted Subsidiaries for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Borrower and/or such Restricted Subsidiary or Restricted Subsidiaries are a party;

(p) Liens for taxes, assessments or other governmental charges or levies, either not yet due and payable or to the extent that non-payment thereof shall be permitted by Section 6.04, and landlord’s liens on property held under lease and tenants’ rights under leases; and

(q) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities of title incident thereto which do not materially impair the value of any parcel of property material to the operation of the business of the Borrower and its Restricted Subsidiaries taken as a whole or the value of such property for the purpose of such business.

7.02 Limitation on Sale and Leaseback Transactions.

The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property, unless:

(a) the Borrower and/or such Restricted Subsidiary or Restricted Subsidiaries, as applicable, would be entitled to incur Indebtedness secured by a Lien on such Principal Property without equally and ratably securing the Obligations pursuant to the provisions of Section 7.01; or

(b) an amount equal to the Value of such Sale and Leaseback Transaction is applied within 180 days of the effective date of such Sale and Leaseback Transaction to:

(i) to the voluntary retirement of any Indebtedness of the Borrower or any Restricted Subsidiary incurred or assumed by the Borrower or any Restricted Subsidiary (other than indebtedness for borrowed money owed to the Borrower and/or one or more Restricted Subsidiaries) which by its terms matures on, or is extendable or renewable at the option of the obligor to, a date more than one year after the date of the incurrence or assumption of such indebtedness and which is senior in right of payment to, or ranks pari passu with, the Loans; or

(ii) to the purchase of other property that will constitute “Principal Property” having a value at least equal to the Value of such Sale and Leaseback Transaction; or

(c) the Borrower shall use the net proceeds of such sale to repay Loans hereunder.

7.03 Exemption from Limitation on Liens and Sale and Leaseback Transactions.

Notwithstanding the provisions of Sections 7.01 and 7.02, the Borrower and any one or more of its Restricted Subsidiaries may nevertheless create or assume Liens or enter into Sale and Leaseback Transactions in either case that would not otherwise be permitted without securing the Obligations under or otherwise complying with said provisions, provided that the sum of the aggregate amount of all Indebtedness secured by all such Liens then outstanding (not including (i) secured Indebtedness permitted under the exceptions in Section 7.01 and (ii) Indebtedness that is secured equally and ratably with the Obligations under the provisions of the introduction to Section 7.01) and the Value of all such Sale and Leaseback Transactions then outstanding (but excluding such transactions in which Indebtedness is retired or property is purchased or Loans under this Agreement are repaid) shall not exceed 10% of Net Tangible Assets.

7.04 Fundamental Changes of the Borrower.

(a) The Borrower shall not merge or consolidate with or into, or Dispose (whether in one transaction or in a series of transactions) all or substantially all of its properties or assets, whether now owned or hereafter acquired, to any Person; provided, however, that the Borrower may merge or consolidate with or into any Person (whether or not affiliated with the Borrower) or Dispose all or substantially all of its assets, to any other Person (whether or not affiliated with the Borrower) authorized to acquire or operate the same, so long as (a) either (i) in the case of such merger or consolidation, the Borrower is the surviving Person or (ii) if either (A) in the case of such merger or consolidation, if the Borrower is not the surviving Person, or (B) upon any such Disposition, the surviving or transferee Person expressly assumes the due and punctual payment of all Obligations according to their terms and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed by the Borrower pursuant to agreements reasonably satisfactory to the Required Lenders; and (b) after giving effect to such transaction, no Default or Event of Default exists and the Borrower or such surviving Person, as applicable, has demonstrated its compliance with Sections 7.10(a) and 7.10(c) to the reasonable satisfaction of the Required Lenders.

(b) If, upon any consolidation, merger or Disposition referred to in Section 7.04(a), (A) any Principal Property of the Borrower or any Restricted Subsidiary, (B) any shares of Capital Stock of any Restricted Subsidiary or (C) any Indebtedness of any Restricted Subsidiary, in each case owned immediately prior thereto would thereupon become subject to any Lien, other than Liens permitted under Section 7.01 or 7.03, without securing the Obligations, the Borrower, prior to such consolidation, merger or Disposition, will secure the due and punctual payment of the Obligations (equally and ratably with any other Indebtedness or obligations of the Borrower then, or as a result thereof to be, secured thereby) by a direct Lien on such Principal Property, shares of Capital Stock or Indebtedness, prior to all Liens other than any then existing thereon and then so permitted by Section 7.01 or 7.03.

7.05 Fundamental Changes of Subsidiary Guarantors.

The Borrower shall not permit any Subsidiary Guarantor to merge or consolidate with or into, or Dispose (whether in one transaction or in a series of transactions) all or substantially all of its properties or assets, whether now owned or hereafter acquired, to any Person; provided, however, that such Subsidiary Guarantor may merge or consolidate with or into the Borrower or any other Subsidiary of the Borrower, or Dispose all or substantially all of its assets to the Borrower or any Subsidiary of the Borrower authorized to acquire or operate the same, so long as:

(a) either:

(i) in the case of such merger or consolidation, the Borrower or such Subsidiary Guarantor is the surviving Person; or

(ii) in the case of such merger or consolidation, if the Borrower or such Subsidiary Guarantor is not the surviving Person, either (A) the surviving Subsidiary is any other existing Subsidiary Guarantor; or (B) the surviving Subsidiary:

(1) expressly assumes all of the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty on the terms set forth therein and the due and punctual performance and observance of all of the covenants and conditions of the Subsidiary Guaranty to be performed by such Subsidiary Guaranty; and

(2) shall have (x) executed and delivered, or caused to be executed and delivered, to the Administrative Agent the Subsidiary Guaranty by executing and delivering an Accession Agreement, (y) provided to the Administrative Agent a favorable opinion of counsel to such surviving Subsidiary (which may be internal counsel to the Borrower) covering such matters as contained in Exhibit I with respect a Subsidiary Guarantor referenced therein, and (z) provided to the Administrative Agent such evidence of due authorization, execution and delivery of such Loan Document as the Administrative Agent or the Required Lenders may reasonably require; or

(iii) in the case of such Disposition, the transferee is the Borrower or any other existing Subsidiary Guarantor; or

(iv) in the case of such Disposition, if the Borrower or an existing Subsidiary Guarantor is not the transferee, upon any such Disposition, the transferee Subsidiary:

(A) expressly assumes all of the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty on the terms set forth therein and the due and punctual performance and observance of all of the covenants and conditions of the Subsidiary Guaranty to be performed by such Subsidiary Guaranty; and

(B) shall have (1) executed and delivered, or caused to be executed and delivered, to the Administrative Agent the Subsidiary Guaranty by executing and delivering an Accession Agreement, (2) provided to the Administrative Agent a favorable opinion of counsel to such transferee Subsidiary (which may be internal counsel to the Borrower) covering such matters as contained in Exhibit I with respect a Subsidiary Guarantor referenced therein, and (3) provided to the Administrative Agent such evidence of due authorization, execution and delivery of such Loan Document as the Administrative Agent or the Required Lenders may reasonably require; and

(b) after giving effect to such transaction, no Default or Event of Default exists.

7.06 Accounting Changes.

The Borrower (a) shall not make, or permit any of its Subsidiaries to make, any significant change in accounting treatment and reporting practices except as permitted or required by GAAP or the Securities and Exchange Commission and (b) shall not, without prior notice to the Administrative Agent, designate a different fiscal year other than a fiscal year that ends on the closest Saturday to December 31 of each year.

7.07 Margin Regulations.

The Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.08 Negative Pledges, Etc.

The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any agreement prohibiting compliance by the Borrower with the provisions of the introduction to Section 7.01 or restricting the ability of the Borrower or any other Loan Party to amend or otherwise modify this Agreement or any other Loan Document.

7.09 Change in Nature of Business.

The Borrower shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.

7.10 Financial Covenants.

(a) Consolidated Leverage Ratio. The Borrower shall not permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower set forth below to be greater than the percentage set forth opposite such fiscal quarter:

Fiscal Quarter Ending On:	Percentage
July 3, 2004	67.50%
October 2, 2004	67.50%
January 1, 2005	67.50%
April 2, 2005 and each fiscal quarter thereafter	65.00%

(b) Minimum Consolidated Adjusted Net Worth. The Borrower shall not permit the Consolidated Adjusted Net Worth as of the end of any fiscal quarter of the Borrower to be less than the sum of (i) 80% of the Consolidated Net Worth as of the end of the Borrower’s fiscal year 2003 and (ii) an amount equal to 50% of the Consolidated Net Income earned in each full fiscal quarter of the Borrower (with no deduction for a net loss in any such fiscal quarter) starting with the fiscal quarter of the Borrower commencing January 4, 2004.

(c) Minimum Consolidated Interest Coverage Ratio. The Borrower shall not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.5 to 1.00.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within three Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or comply with any term, covenant or agreement contained in any of Section 6.03(a), 6.05, 6.10, or 6.11 or Article VII; or any Subsidiary Guarantor fails to perform or comply with any term, covenant or agreement contained in Section 11(b) of the Subsidiary Guaranty (but in the case of Article VI of this Agreement referred to in such Section 11(b), Section 6.05 hereof); or

(c) Other Defaults. Any Loan Party fails to perform or comply with any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or complied with, and such failure continues unremedied for a period of 30 days after the date upon which written notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders or otherwise; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any certificate, document or financial or other statement delivered pursuant to the terms of this Agreement or any other Loan Document shall be prove to have been incorrect, untrue or misleading in any material respect when made or deemed made; or

(e) Cross-Default and Cross-Acceleration.

(i) The Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after giving effect to any applicable grace period, in respect of any Indebtedness or Guarantee (other than Indebtedness under this Agreement or any other Loan Document) having an aggregate Principal Amount equal to or greater than the Threshold Amount; or

(ii) any default or event of default occurs under the terms applicable to any such Indebtedness or Guarantee and the effect of such default or event of default results in (A) the acceleration of such Indebtedness prior to its stated maturity, (B) such Indebtedness to be demanded or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity, (C) in the case of such

Indebtedness representing Swap Obligations, the Swap Termination Values in respect thereof to be due and payable, or (D) such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. (i) Any Loan Party or any Restricted Subsidiary (A) institutes or consents to the institution of any proceeding under any Debtor Relief Law; or (B) makes an assignment for the benefit of creditors; or (C) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Loan Party or Restricted Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Loan Party or Restricted Subsidiary or to all or any material part of its property is instituted without the consent of such Loan Party or Restricted Subsidiary and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which such judgment or order remains unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted under the applicable Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person acting for or on behalf of any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(l) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare each of the Commitments, the commitment of each Lender to make Loans, the commitment of the Swing Line Lender to make Swing Line Loans, and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount of all the L/C Obligations); and

(d) exercise on behalf of itself, the L/C Issuers and the Lenders all rights and remedies available to it, L/C Issuers and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of any Event of Default specified in Section 8.01(f)(i), 8.01(f)(ii) or 8.01(f)(iii) or an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or any other bankruptcy, insolvency or other similar law now or hereafter in effect, each of the Commitments, the commitment of each Lender to make Loans, the commitment of the Swing Line Lender to make Swing Line Loans, and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent, any L/C Issuer or any Lender. Notwithstanding anything else provided herein, upon the occurrence and the continuance of an Event of Default, any of the Administrative Agent and the Lenders may exercise any and all remedies available to it under law and equity.

8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit issued by such L/C Issuers; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (it being understood that the Administrative Agent shall remain the Administrative Agent for such thirty day period or, for such shorter period in the event that a successor has been so appointed within such thirty day period), then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower, the L/C Issuers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by such retiring L/C Issuer, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any other L/C Issuer or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other L/C Issuer or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Releases of Subsidiary Guarantor.

(a) The Lenders and the L/C Issuers hereby authorize and direct the Administrative Agent to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty in connection with the following circumstance to the extent such transaction complies with Section 7.05 and so long as no Default or Event of Default exists at the time of such release: such Subsidiary Guarantor makes any dividend or distribution payable in, or contributes, transfers or otherwise disposes of all or substantially all of such Subsidiary Guarantor’s assets to any of the following, so long as no material consideration is or is to be received by such Subsidiary Guarantor in connection therewith: (A) the Borrower; (B) any other existing Subsidiary Guarantor; or (C) any Subsidiary that is not an existing Subsidiary Guarantor, provided that the requirements set forth in Section 7.05(a)(iv) shall have been satisfied in all respects with respect to such transferee Subsidiary.

(b) Upon delivery by the Borrower to the Administrative Agent of an officer’s certificate of a Responsible Officer and an opinion of counsel (which may be an employee of the Borrower who is in-house counsel) to the effect that one of the events described in Section 9.10(a) has occurred in accordance with the provisions of this Agreement, the Administrative Agent will execute and deliver to the Borrower any document reasonably required in order to evidence the release of the applicable Subsidiary Guarantor from its obligations under the Subsidiary Guaranty.

(c) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender or waive any condition set forth in Section 4.02 after the Credit Extension of the Term Loans without the written consent of each Revolving Loan Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clauses (iv) and (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate, the Facility Fee Rate or the Letter of Credit Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby, subject, however, to Section 1.03(b); provided, however, that (i) only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate and (ii) only the consent of the Required Revolving Loan Lenders shall be necessary to waive any obligation of the Borrower to pay Letter of Credit Fees at the Default Rate;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) amend Section 1.05, Section 1.06 or the definition of “Alternative Currency” without the written consent of each Revolving Loan Lender;

(g) change any provision of this Section or the definition of “Required Lenders”, “Required Revolving Loan Lenders”, “Required Term Loan Lenders”, “Applicable Revolving Loan Percentage”, “Facility Pro Rata Share”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h) release any of the Subsidiary Guarantors from the Subsidiary Guaranty without the written consent of each Lender, except as permitted by Section 9.10; or

(i) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of (i) in the case of such Lender having a Revolving Loan Exposure, the Required Revolving Loan Lenders, and (ii) in the case of such Lender having a Term Loan Exposure, the Required Term Loan Lenders;

and, provided further, that:

(i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer directly affected thereby in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement;

(iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

(iv) any Issuer Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties that are party to such Issuer Fee Letter;

(v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and

(vi) Section 1.04, Section 10.17, the definition of “Revaluation Date”, or the definition of “Spot Rate” may not be amended, waived or otherwise modified without the consent of the Required Revolving Loan Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended or any principal of any Loans, any interest thereon or other amounts due such Lender may not be reduced, in each case without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuers or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, any L/C Issuer or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. The Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

(d) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Facility Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees,

charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by it or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable L/C Issuer or such Related Party, as the case may be, such Lender’s Facility Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each L/C Issuer and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that:

(i) (A) with respect to any assignment of any Revolving Loan Commitment and/or Revolving Loans, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loan Commitment and the Revolving Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Loan Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Revolving Loan Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

      (B) with respect to any assignment of any Term Loan Commitment and/or Term Loans, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Term Loan Commitment or, if the Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans and shall not prohibit any Lender from assigning all or a portion of its rights and obligations among its Revolving Loan Commitment and Revolving Loans, on the one hand, and its Term Loan Commitment and Term Loans, on the other hand, on a non-pro rata basis;

(iii) (A) any assignment of a Revolving Loan Commitment or Revolving Loans must be approved by the Administrative Agent, the L/C Issuers, the Swing Line Lender, and unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender, an Affiliate of the assigning Lender, or an Approved Fund with respect to the assigning Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

      (B) any assignment of a Term Loan Commitment or Term Loans must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of the assigning Lender, or an Approved Fund with respect to the assigning Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) (it being understood and agreed that any assignment of a Term Loan Commitment or Term Loans shall not at any time require the approval of the Borrower); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver the applicable Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Lender and any L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, any L/C Issuer or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation of Bank of America as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Loan Commitment and Revolving Loans pursuant to subsection (b) above of this Section 10.06, Bank of America may, (i) upon 30 days’ notice to the Borrower, the other L/C Issuers and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Revolving Loan Lenders (and with the consent of the applicable Revolving Loan Lender) a successor L/C Issuer or a Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Loan Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Loan Lenders to make Base Rate Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(i) Resignation of any L/C Issuer (other than Bank of America as L/C Issuer) after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Revolving Loan Lender (other than Bank of America) that is also an L/C Issuer hereunder assigns all of its Revolving Loan Commitment and Revolving Loans pursuant to subsection (b)

above of this Section 10.06, such Revolving Loan Lender may, (i) upon 30 days’ notice to the Borrower, the Administrative Agent, the other L/C Issuers and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the other Revolving Loan Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Revolving Loan Lender as L/C Issuer. If such Revolving Loan Lender resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Loan Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

(j) Participations By CoBank Lender. CoBank Lender, may at any time, without the consent of, or notice to, the Borrower, any L/C Issuer or the Administrative Agent, sell participations to any Farm Credit Person (each, a “Farm Credit Participant”) in all or a portion of CoBank Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including CoBank Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) CoBank Lender’s obligations under this Agreement shall remain unchanged, (ii) it shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuers shall continue to deal solely and directly with CoBank Lender in connection with CoBank Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which CoBank Lender sells such a participation shall provide that CoBank Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide (A) that CoBank Lender will not, without the consent of the Farm Credit Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Farm Credit Participant; and (B) solely in the case of a Farm Credit Participant who (x) has (1) purchased a participation interest in the minimum amount of $5,000,000 in CoBank Lender’s Revolving Loan Commitment on or after the Closing Date and/or (2) purchased a participation interest in the minimum amount of $5,000,000 in CoBank Lender’s Term Loan Commitment on the Closing Date or purchased a participation interest in the minimum amount of $5,000,000 in CoBank Lender’s Term Loan on or after the Closing Date and (y) is, by written notice (“Voting Farm Credit Participant Notification”), designated by CoBank Lender to the Borrower and the Administrative Agent as being entitled to be accorded the rights of a Voting Participant hereunder (each a “Voting Farm Credit Participant”), that such Farm Credit Participant shall be entitled to vote (and the voting rights of CoBank Lender shall be correspondingly reduced), on a Dollar for Dollar basis (determined on the Dollar Equivalent thereof), as if such Farm Credit Participant were a Revolving Lender or a Term Loan Lender, as the case may be, on any matter requiring or allowing a Revolving Lender or a Term Loan Lender, as the case may be, to provide or withhold its consent or to otherwise vote on any proposed action. To be effective, each Voting Farm Credit Participant Notification shall, with respect to such Voting Farm Credit Participant, (1) state the full legal name of such Voting Farm Credit Participant, as well as all contact information required of a Lender as set forth in Section 10.02(a)(ii) and (2) state the Dollar (or the Dollar Equivalent) amount of the participation interest purchased. Subject to subsection (e) of this Section, the Borrower agrees that each Farm Credit Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Farm Credit Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Farm Credit Participant agrees to be subject to Section 2.13 as though it were a Lender.

10.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations under this Agreement, (g) with the prior written consent of a Responsible Officer of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan

Document to such Lender or L/C Issuer, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each of the Lender and L/C Issuers agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or L/C Issuer, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent, any L/C Issuer or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent, an L/C Issuer or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant to the terms of this Agreement or any other Loan Document shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each L/C Issuer and each Lender, regardless of any investigation made by the Administrative Agent, any L/C Issuer or any Lender

or on their behalf and notwithstanding that the Administrative Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender, the L/C Issuers and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT COURT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO

(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 USA PATRIOT Act Notice.

Each of the Lenders and L/C Issuers that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, such L/C Issuer or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.17 Judgment Currency

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or the applicable L/C Issuer, as the case may be, could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, the L/C Issuers or the Revolving Loan Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the applicable L/C Issuer, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such L/C Issuer, as the case may be, may in accordance with its normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or the applicable L/C Issuer, as the case may be, from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such L/C Issuer or other Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or the applicable L/C Issuer, as the case may be, in such currency, the Administrative Agent or such L/C Issuer, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GEORGIA-PACIFIC CORPORATION

By:	/s/ Phillip M. Johnson
Name:	PHILLIP M. JOHNSON
Title:	VICE PRESIDENT AND TREASURER

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Andrew Stinson
Name:	Andrew Stinson
Title:	Vice President

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Andrew Stinson
Name:	Andrew Stinson
Title:	Vice President

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

CITIBANK, N.A., as a Lender

By:	/s/ George F. Van III
Name:	George F. Van III
Title:	Managing Director

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

JPMORGAN CHASE BANK, as a Lender

By:	/s/ Peter S. Predun
Name:	Peter S. Predun
Title:	Vice President

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

BNP PARIBAS, as a Lender

By:	/s/ Christopher Criswell
Name:	CHRISTOPHER CRISWELL
Title:	Managing Director

By:	/s/ Bruno Lavole
Name:	BRUNO LAVOLE
Title:	Managing Director

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender

By:	/s/ Robert Wagner
Name:	ROBERT WAGNER
Title:	Authorized Signatory

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Joselin Fernandes
Name:	Joselin Fernandes
Title:	Associate Director Banking Products Services, US

By:	/s/ Winslowe Ogbourne
Name:	Winslowe Ogbourne
Title:	Associate Director Banking Products Services, US

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

COBANK, ACB, as a Lender

By:	/s/ S.Richard Dill
Name:	S. RICHARD DILL
Title:	VICE PRESIDENT

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI, LTD. NEW YORK BRANCH, as a Lender

By:	/s/ Karen Ossolinski
Name:	Karen Ossolinski
Title:	Authorized Signatory

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

MERRILL LYNCH CAPITAL CORPORATION, as a Lender

By:	/s/ Anthony J. Lafaire
Name:	Anthony J. Lafaire
Title:	Director

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORP., NEW YORK, as a Lender

By:	/s/ Yasuhiko Imai
Name:	Yasuhiko Imai
Title:	Senior Vice President

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

SUNTRUST BANK, as a Lender

By:	/s/ Brad Staples
Name:	Brad Staples
Title:	Managing Director

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

BARCLAYS BANK PLC, as a Lender

By:	/s/ John Davey
Name:	John Davey
Title:	Relationship Director

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

LEHMAN COMMERCIAL PAPER INC., as a Lender

By:	/s/ Francis Chang
Name:	Francis Chang
Title:	Authorized Signatory

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Senior Vice President

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Shawn Janko
Name:	Shawn Janko
Title:	Vice President

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

THE BANK OF NEW YORK, as a Lender

By:	/s/ David C. Siegel
Name:	David C. Siegel
Title:	Vice President

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Patrick J. Hawes
Name:	PATRICK J. HAWES
Title:	COMPTROLLER

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By:	/s/ Subash R. Viswanathan
Name:	Subash R. Viswanathan
Title:	Senior Vice President

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By:	/s/ David A. Bennett
Name:	DAVID A. BENNETT
Title:	ASSISTANT VICE PRESIDENT

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

KBC BANK, N.V., as a Lender

By:	/s/ Jean-Pierre Diels
Name:	JEAN-PIERRE DIELS
Title:	First Vice President

By:	/s/ Stefano Snozzi
Name:	STEFANO SNOZZI
Title:	FIRST VICE PRESIDENT

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

UFJ BANK, LIMITED, as a Lender

By:	/s/ Garry Weiss
Name:	Garry Weiss
Title:	Vice President

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

TORONTO DOMINION (TEXAS), INC., as a Lender

By:	/s/ Neva Nesbitt
Name:	Neva Nesbitt
Title:	Vice President

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

PNC BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Enrico A. Della
Name:	Enrico A. Della
Title:	Managing Director

SIGNATURE PAGE TO THE GEORGIA-PACIFIC CORPORATION 2004 CREDIT AGREEMENT

SCHEDULE 1.01

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent as the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Schedule 1.01

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

Schedule 1.01

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent or the Borrower, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

Schedule 1.01

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.01